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As filed with the Securities and Exchange Commission on September 21, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZaZa Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	45-2986089 (I.R.S. Employer Identification Number)

1301 McKinney Street, Suite 2850
Houston, Texas 77010
(713) 595-1900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Todd Alan Brooks
ZaZa Energy Corporation
1301 McKinney Street, Suite 2850
Houston, Texas 77010
(713) 595-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

W. Mark Young
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

Approximate date of commencement of proposed sale to the public:
At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock	34,650,789	$3.295	$114,174,349.755	$13,084.38

(1)
All of the shares of common stock offered hereby are for the accounts of the selling stockholders.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). The calculation of the registration fee is based on the average of the high and low price for the common stock of ZaZa Energy Corporation on September 19, 2012 as reported by the NASDAQ Capital Market.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2012

Prospectus

34,650,789 Shares

ZAZA ENERGY CORPORATION

Common Stock

        This prospectus relates to the resale of 34,650,789 shares of common stock of ZaZa Energy Corporation that may be offered and sold from time to time by the selling stockholders named in this prospectus.

        The selling stockholders and their permitted transferees may offer and sell the shares from time to time at market prices, in negotiated transactions or otherwise. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. See "Plan of Distribution" on page 15 for more information on this topic.

        Our common stock is listed on the NASDAQ Capital Market under the symbol "ZAZA." On September 19, 2012, the closing sale price of our common stock on the NASDAQ Capital Market was $3.22 per share.

        Investing in our common stock involves risks, including those contained or incorporated by reference herein as described under "Risk Factors" on page 12 of this prospectus.

        Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2012

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholders may sell the securities described in this prospectus in one or more offerings. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC, together with the additional information described below under the headings "Where You Can Find More Information" and "Incorporation by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making offers to sell or seeking offers to buy any of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Under no circumstances should the delivery to you of this prospectus or any offer or sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

        Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "ZaZa," "we," "us," and "our" mean ZaZa Energy Corporation and its wholly owned subsidiaries (ZaZa Energy LLC and Toreador Resources Corporation) and each of their respective subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-1 being filed with the SEC under the Securities Act to register the resale by the selling stockholders of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any materials we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC's website at www.sec.gov. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.zazaenergy.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules) rather than filed:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on June 14, 2012;

  •
  our Quarterly Reports on Form 10-Q for the fiscal periods ended (i) March 31, 2012, as filed with the SEC on August 10, 2012, and (ii) June 30, 2012, as filed with the SEC on September 13, 2012, and as amended by the Form 10-Q/A filed with the SEC on September 18, 2012;

  •
  our Current Reports on Form 8-K, as filed with the SEC on February 22, 2012, March 29, 2012, April 16, 2012, April 23, 2012, May 4, 2012, May 22, 2012, May 25, 2012, June 11, 2012, July 30, 2012, August 15, 2012 and August 21, 2012; and

  •
  the description of our common stock, par value $0.0001 per share, contained in our Registration Statement on Form S-4 (Registration No. 333-177264), as amended, filed on January 10, 2012 pursuant to Rule 424(b)(3) under the Securities Act of 1933.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

ZaZa Energy Corporation
1301 McKinney Street, Suite 2850
Houston, Texas 77010
(713) 595-1900
Attn: Investor Relations

 CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in "Risk Factors" beginning on page 9. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus or in documents incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus, including "Risk Factors" and the other information contained or incorporated by reference in this prospectus before making an investment decision.

 Our Business

        ZaZa is a Delaware corporation that was formed for the purpose of being a holding company of both Toreador Resources Corporation, a Delaware corporation ("Toreador"), and ZaZa Energy LLC, a Texas limited liability company ("ZaZa LLC"), from and after completion of the Combination, as described below. Prior to the Combination on February 21, 2012, ZaZa had no assets and had not conducted any material activities other than those incident to its formation. However, upon the consummation of the Combination, ZaZa became the parent company of ZaZa LLC and Toreador.

        On February 22, 2012 our common stock began trading on the NASDAQ Capital Market under the trading symbol "ZAZA."

Combination with ZaZa LLC and Toreador Resources Corporation

        On February 21, 2012, we consummated the combination (the "Combination") of ZaZa LLC and Toreador, on the terms set forth in the Agreement and Plan of Merger and Contribution, dated August 9, 2011 and as subsequently amended by Amendment No. 1 thereto on November 10, 2011 and Amendment No. 2 thereto on February 21, 2012 (as amended, the "Merger Agreement"), by and among us, ZaZa LLC, Toreador, and Thor Merger Sub Corporation, our wholly owned subsidiary ("Merger Sub").

        Pursuant to the Merger Agreement, (i) Merger Sub merged with and into Toreador (the "Merger"), with Toreador continuing as the surviving entity, (ii) the three former members of ZaZa LLC (the "ZaZa LLC Members"), holding 100% of the limited liability company interests in ZaZa LLC, directly and indirectly contributed all of such interests to us (the "Contribution"), and (iii) the holders of certain profits interests in ZaZa LLC contributed 100% of such interests to us (the "Profits Interests Contribution"). Upon the consummation of the Combination, Toreador and ZaZa LLC became our wholly owned subsidiaries.

        The Combination has been treated as a reverse merger under the purchase method of accounting in accordance with GAAP. For accounting purposes, ZaZa LLC is considered to have acquired Toreador in the Combination. Under the purchase method of accounting, the assets and liabilities of Toreador have been recorded at their respective fair values and added to those of ZaZa LLC in our financial statements.

        At the effective time of the Merger, each share of common stock, par value $0.15625 per share, of Toreador issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive one share of our common stock, par value $0.01 per share, which in the aggregate represented 25% of the issued and outstanding shares of our common stock immediately after the consummation of the Combination (but without giving effect to the shares of our common stock issuable upon exercise of the Warrants as discussed below).

        Simultaneously with the consummation of the Merger, and pursuant to the Contribution Agreement, dated August 9, 2011, among the ZaZa LLC Members and ZaZa (the "Contribution Agreement"), the ZaZa LLC Members contributed all of the direct or indirect limited liability company interests in ZaZa LLC to us in exchange for (i) a number of shares of our common stock that, in the aggregate, represented 75% of the issued and outstanding shares of our common stock immediately after the consummation of the Combination (but without giving effect to the shares of our common stock issuable upon exercise of the Warrants as discussed below), and (ii) subordinated notes in an aggregate amount of $38.25 million issued to the ZaZa LLC Members as partial consideration for the Combination (the "Seller Notes").

        Additionally, in connection with the Combination, we issued senior secured notes with a principal amount of $100 million maturing in 2017 (the "Senior Secured Notes") in a private placement to a group of investors led by MSD Energy Partners, L.P. and Senator Investment Group LP. The Senior Secured Notes bear interest at a rate of 8% per annum, payable quarterly. In connection with the issuance of the Notes, ZaZa also issued to the investors warrants to purchase an aggregate of approximately 26.3 million shares of our common stock at $3.15 per share (the "Warrants") representing 20.6% of the outstanding shares of our common stock at the closing of the Combination, on a fully diluted and on an as-converted basis. The Warrants expire in five years and are exercisable at any time after the six month anniversary of the issuance date.

Subsidiaries of ZaZa Energy Corporation

ZaZa Energy, LLC

        ZaZa LLC was a privately-held independent exploration and production company focused on the exploration and development of unconventional onshore oil and gas resources in the United States of America, until February 21, 2012 when it was contributed to ZaZa as part of the Combination. ZaZa LLC was controlled by the ZaZa LLC Members, Todd Alan Brooks, Gaston L. Kearby and John E. Hearn Jr., who each beneficially owned one-third of the outstanding limited liability company interests of ZaZa LLC. ZaZa LLC's operations are concentrated in south Texas, including its largest exploration area in the core area of the Eagle Ford shale formation and in the eastern extension of the Eagle Ford/Woodbine formation, which we refer to as the "Eaglebine." As of December 31, 2011, ZaZa LLC had accumulated lease acreage through a joint venture with Hess Corporation of approximately 121,000 gross acres (approximately 12,100 net acres), and had also accumulated approximately 82,000 gross acres (approximately 60,000 net acres) in the Eaglebine formation, which acreage was not part of its joint venture. ZaZa LLC was formed in March 2009 primarily to acquire and develop unconventional oil and gas resources. ZaZa LLC had grown its existing property base by developing and exploring its acreage, purchasing new undeveloped leases, and acquiring oil and gas producing properties and drilling prospects from third parties. According to Rex Morris, an independent consulting reservoir engineer, as of December 31, 2011, ZaZa' LLC's proved reserves were 1.63 MMBOE and its proved plus probable reserves were 2.84 MMBOE.

Toreador Resources Corporation

        Toreador was a publicly held independent energy company engaged in the exploration and production of crude oil with interests in developed and undeveloped oil properties in the Paris Basin, France. Toreador currently operates solely in the Paris Basin, which covers approximately 170,000 km2 of northeastern France, centered 50 to 100 km east and south of Paris. At December 31, 2011, Toreador held interests in approximately 997,000 gross exploration acres (awarded and pending publication). According to Gaffney, Cline & Associates Ltd, an independent petroleum and geological engineering firm, or Gaffney Cline, as of December 31, 2011, Toreador's proved reserves were 5.8 MMBbls, its proved plus probable reserves were 8.8 MMBbls and its proved plus probable plus possible reserves were 13.8 MMBbls. Toreador's production for 2011 averaged approximately 854 Bbl/Day from two conventional oilfield areas in the Paris Basin—the Neocomian Complex and Charmottes fields. As of December 31, 2011, production from these oil fields represented a majority of Toreador's total revenue and substantially all of Toreador's sales and other operating revenue.

Business Relationships

Joint Ventures with Hess Corporation

        Our operations in the Eagle Ford have been historically conducted under Exploration and Development Agreements (Eagle Ford Shale Area, dated April 28, 2010, and Hackberry Creek Area, dated March 26, 2010, each an "EDA" and collectively, the "EDAs") and Joint Operating Agreements with Hess, which we refer to as the "Hess joint venture." Since entering into the EDAs, ZaZa LLC's core assets consisted of its 10% working interest in all acreage acquired on behalf of the Hess joint venture and a cash bonus of 10% on all acreage acquired on behalf of the Hess joint venture. Under the terms of the Hess joint venture, Hess had a right to participate in all leases acquired by ZaZa LLC in the Eagle Ford. If Hess elected to participate in a lease, the lease became part of the Hess joint venture and Hess paid all of the acquisition costs up to a cap, and paid all of the exploration and development costs for a specified number of approved wells on the leased acreage until production. ZaZa LLC also received a partial reimbursement of general and administrative expenses while it was the operator of wells under the Hess joint venture. ZaZa LLC's 10% working interest in each well in the Hess joint venture was "carried" by Hess (i.e., Hess paid ZaZa LLC's 10% share of the expenses of each well), subject to a cap on the number of carried wells in each prospect area that was calculated by dividing the total gross leased acreage in such prospect area by 640.

        On May 10, 2010, Toreador Energy France S.A.S, ("TEF"), a company organized under the laws of France and an indirect subsidiary of the Company, entered into the Hess Investment Agreement (the Hess Investment Agreement, as amended, the "Investment Agreement") with Hess Oil France S.A.S., a company organized under the laws of France and a wholly owned subsidiary of Hess Corporation, a Delaware corporation, pursuant to which (x) Hess became a 50% holder of TEF's working interests in its awarded and pending exploration permits in the Paris Basin, France subject to fulfillment of Work Program (as described in (y) (2) hereafter) and (y) (1) Hess was required to make a $15 million upfront payment to TEF, (2) Hess had the right to invest up to $120 million in fulfillment of a two-phase work program (the "Work Program") and (3) TEF would be entitled to receive up to a maximum of $130 million of success fees based on reserves and upon the achievement of an oil production threshold.

Termination of the EDAs

        In order to resolve our disagreements with Hess relating to our joint venture, on June 8, 2012, ZaZa, ZaZa LLC, ZaZa Energy France S.A.S. (formerly known as Toreador Energy France S.A.S.) ("ZEF"), Hess and Hess Oil France S.A.S. ("Hess France") entered into a Heads of Agreement ("HoA") that provided for the termination of the ongoing obligations of the parties under the EDAs and the agreements between ZEF and Hess France, including the Investment Agreement and that certain agreement dated July 21, 2011 with Vermilion REP, S.A.S., (the "French Agreements") and the division of the assets covered by the EDAs and the French Agreements.

        On July 25, 2012, ZaZa entered into the definitive documentation to carry out the transactions contemplated by the HoA and consummated the transactions in Texas contemplated by the HoA (and such definitive documentation). The definitive documentation included the following:

  •
  A Texas Division of Assets Agreement, by and among ZaZa, ZaZa LLC and Hess, pursuant to which the ongoing obligations of ZaZa LLC and Hess under the Eagle Ford Agreements, including funding for additional leases, well carry or carry for expenses, were terminated and the assets covered by the Eagle Ford Agreements were divided; and

  •
  A Paris Basin Purchase and Sale Agreement, by and among Hess France and ZEF, pursuant to which, following governmental approval, the ongoing obligations of the parties thereto under the

    French Agreements, including funding for additional leases, well carry or carry for expenses, will be terminated and the assets covered by the French Agreements will be divided.

        Pursuant to the Texas Division of Assets Agreement and the Paris Basin Purchase and Sale Agreement (collectively, the "Hess Agreements"), ZaZa received the following:

  •
  Approximately $69 million in cash;

  •
  Approximately 60,500 additional net acres in the Eagle Ford core area;

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  The right to receive five percent of any net sales proceeds in excess of $1 billion and ten percent of any net sales proceeds in excess of $1.2 billion if Hess sells any of its retained working interest in the Cotulla Prospect Area by May 1, 2013; and

  •
  A five percent overriding royalty interest ("ORRI") in certain of Hess's exploration licenses in the Paris Basin capped at $130 million.

        As a result of consummation of the transactions set forth in the Hess Agreements, ZaZa's net acreage holdings in the Eagle Ford core increased from a total of 11,500 acres to approximately 72,000 acres. The acreage by area comprises approximately 1,970 acres in the Cotulla Prospect Area in the proved, productive region of southern Frio County, 23,120 acres in the Hackberry Prospect Area (Lavaca and Colorado Counties), 10,810 acres in the Moulton Prospect Area (Fayette, Gonzalez and Lavaca Counties) and 35,650 acres in the Sweet Home Prospect Area (DeWitt and Lavaca Counties). Subject to governmental approvals, ZaZa will also transfer its 50% working interest in the Paris Basin exploration licenses as provided for in the Investment Agreement and retain a 5% ORRI in such licenses, in which the total proceeds relating thereto to ZaZa are capped at $130 million.

        Pursuant to the Hess Agreements, Hess received the following:

  •
  Approximately 4,490 net acres in LaSalle, Frio, Zavala, and Dimmit Counties (the "Cotulla Prospect Area");

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  A two percent ORRI on the Moulton Prospect Area and a one percent ORRI in the Hackberry and Sweet Home Prospect Areas; and

  •
  Subject to governmental approval, all rights and title to the exploration permits and pending permits in France (ZaZa retained all current production in France from its operating concessions).

Strategy

        As a result of the termination of the EDAs, ZaZa owns approximately 72,000 net acres in the Eagle Ford core and approximately 98,520 net acres in the Eaglebine. Our strategic objectives consist of three key components:

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  Execute on our portfolio of drilling opportunities;

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  Expand our portfolio; and

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  Consolidate and integrate our operations.

Execution of ZaZa Energy Corporation's Portfolio of Drilling Opportunities

        We expect to maintain financial discipline to allow us to execute on our portfolio of drilling opportunities while seeking to maximize returns. Subject to the availability of financing or pursuing a joint venture in the Eaglebine and/or the Eagle Ford, we intend to apply our experienced staff to solidify our land position by acquiring additional acreage that is adjacent to, or within close proximity of, the acreage in which we hold an ownership position and/or increasing our net acreage position in acreage in which we hold an ownership position by acquiring additional interests in that acreage. We also plan to use our in-house technical skills in geoscience, drilling, and completion technology to aim to maximize returns in the Eagle Ford, the Eaglebine and the Paris Basin. Our management has specifically identified and scheduled drilling locations to plan our future multi-year drilling activities on our pro forma acreage position in the United States and France. These identified drilling locations represent a significant part of our growth strategy. Over the next twelve months, we plan to:

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  Target drilling one or more in-fill development wells in our Paris Basin concessions;

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  Drill the number of wells we estimate is necessary to hold our Eagle Ford acreage by production;

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  Continue our one rig program in the Eaglebine, for which drilling commenced during the second quarter of 2012, on the acreage for which we entered into a farm-in transaction with Range Resources Corporation ("Range"); and

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  We also intend to explore ways to accelerate the drilling program (i) on our approximately 143,400 gross acres in the Eaglebine and (ii) on our approximately 77,400 pro forma gross acres in the Eagle Ford by pursuing joint ventures with third parties.

Expansion of ZaZa Energy Corporation's Pro Forma Portfolio

        Our growth strategy includes acquiring additional oil and gas properties, subject to the availability of financing and agreements with potential joint venture partners, including:

  •
  In the Eagle Ford, we intend to consolidate our pro forma acreage and acquire additional acreage, either through one or more joint ventures or as wholly-owned adjacent acreage;

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  In the Eaglebine, we expect to build out our position to reach over 100,000 net acres. On March 29, 2012, ZaZa LLC announced it had entered into a farm-in transaction with Range Texas Production, LLC, a subsidiary of Range Resources Corporation ("Range") to increase its position in the Eaglebine to approximately 143,400 gross acres (98,500 net acres);

  •
  In the Paris Basin, we will consider applying for new exploration acreage, farming-in and/or acquiring additional acreage; and

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  We will selectively evaluate and pursue emerging world-wide resource plays on an opportunity-by-opportunity basis.

        The cost of implementing the forgoing programs will depend on the extent to which acquisition or farm-in opportunities become available. However, if such opportunities do become available, the cost of pursuing them could be significant. Our ability to pursue any such opportunities that become available will be dependent on our ability to obtain financing through borrowings, capital market transactions or agreements with joint venture partners. We can provide no assurance that we will have the necessary cash available or be able to successfully obtain the necessary financing or joint venture partners to pursue any of the above opportunities.

Consolidation and Integration of ZaZa Energy Corporation's Operations

  •
  We intend to become an industry resource play aggregator by establishing footholds or acquiring acreage positions in several geographically diverse resource basins, increasing our technical capabilities, and managing its acreage portfolio through swaps, joint ventures and selective acquisitions throughout its area of operations.

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  We expect to integrate the organizations, procedures and operations of Toreador and ZaZa LLC, and it is expected that such integration will result in increased operational efficiencies.

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  We intend to explore strategic opportunities, including one or more new joint ventures for our Eagle Ford and Woodbine/Eaglebine assets, as well as other strategic opportunities available to us, including asset and corporate transactions and financing arrangements. We recently announced that we have engaged Jefferies & Company, Inc. to advise us on potential opportunities.

Internet Address/Availability of Reports

        Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are made available free of charge on our website at www.zazaenergy.com as soon as reasonably practicable after we electronically file such material with, or otherwise furnish it to, the SEC.

Principal Executive Offices

        Our principal executive offices are located at 1301 McKinney Street, Suite 2850, Houston, Texas 77010, and our telephone number is (713) 595-1900. Our website address is www.zazaenergy.com. However, information contained on our website is not incorporated by reference into and does not constitute part of this prospectus.

THE OFFERING

Common stock to be registered for sale by the Selling Stockholders	34,650,789 shares of common stock.
Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.
NASDAQ Trading Symbol	ZAZA
Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

RISK FACTORS

        An investment in our common stock is subject to numerous risks, including the risks described under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein, as amended under the caption "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is also incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in the common stock. You could lose all or part of your investment in the common stock.

 USE OF PROCEEDS

        The shares of common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

        On February 21, 2012, we entered into the Securities Purchase Agreement with MSDC ZEC Investments, LLC, Senator Sidecar Master Fund LP, Winmill Investments LLC, O-CAP Offshore Master Fund, L.P., O-CAP Partners, L.P., Permal Talara Ltd., Blackwell Partners, LLC, Talara Master Fund, Ltd. and Capital Ventures International, pursuant to which we issued to such investors senior secured notes with an aggregate principal amount of $100 million maturing in 2017 and warrants (the "Warrants") to purchase an aggregate of 26,315,789 shares of our common stock, par value $0.01 per share, at an exercise price of $3.15 per share. The Warrants were issued in a private placement made in reliance upon applicable exemptions from registration under Section 4(2) and Regulation D of the Securities Act. The Warrants represent approximately 20.6% of the outstanding shares of our common stock on an as-converted and fully-diluted basis. The Warrants expire in five years and are exercisable at any time after the six month anniversary of the issuance date. Pursuant to the SPA, we granted registration rights to each of the investors with respect to the Warrants.

        On February 22, 2012, the ZaZa LLC Members entered into Stock Purchase Agreements (the "Purchase Agreements") with certain investors pursuant to which each of Blackstone Oil & Gas, LLC, Omega Energy, LLC, and Lara Energy, Inc. sold 2,778,334, 2,778,333 and 2,778,333 shares of our common stock, respectively, to such investors. We did not receive any proceeds from such sales of common stock. Related to the execution of such Purchase Agreements, we sent letters (together, the "Registration Rights Letters") to each of the investors under such Purchase Agreements and thereby granted registration rights to each of the investors. The sale of the shares of common stock under the Purchase Agreements was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act, which did not involve a public offering.

        Pursuant to the terms of the SPA and the Registration Rights Letters, we are required to file the registration statement of which this prospectus is a part with the SEC and maintain its effectiveness for specified periods in order to register the offers and sales by the selling stockholders of the shares of common stock offered hereby. Pursuant to the SPA and the Registration Rights Letters, we have agreed to indemnify each selling stockholder against certain liabilities, including liabilities under the Securities Act.

        The following table sets forth information regarding the selling stockholders and the number of shares of common stock each selling stockholder is offering. The information included in the table as to the selling stockholders has been furnished to us by or on behalf of the selling stockholders for inclusion in this prospectus. The selling stockholders identified below may have sold, transferred, or otherwise disposed of some or all of their securities since the date as of which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act and of which we are not aware. The term "selling stockholder" includes donees, pledgees, transferees, or other successors-in-interest selling securities received from the named selling stockholders as a gift, pledge, stockholder distribution or other non-sale related transfer after the date of this prospectus. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders. The percentage ownership data is based on 101,719,953 shares of our common stock issued and outstanding as of September 19, 2012.

        We have been advised by the selling stockholders that none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. We have also been advised by the selling stockholders that they purchased the securities being registered in the ordinary course of business, and not for resale, and that they had, at the time of purchase, no agreements or understandings, directly or indirectly, with any person to distribute such securities.

        To our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of securities described below.

				Shares of Common Stock Beneficially Owned After this Offering
	Number of Shares of Common Stock Beneficially Owned Prior to this Offering
			Number of Shares of Common Stock Being Offered Hereby
Name of Selling Stockholder(1)				Number	Percent
MSDC ZEC Investments, LLC(2)	10,526,316	(3)	10,526,316	0	—
Senator Sidecar Master Fund LP(4)	11,842,105	(5)	11,842,105	0	—
Clinton Magnolia Master Fund Ltd.(6)	554,700	(7)	160,000	394,700	*
Winmill Investments LLC(8)	394,737	(9)	394,737	0	—
Riverloft Capital Master Fund Ltd.(10)	290,100	(11)	200,000	90,100	*
O-CAP Offshore Master Fund, L.P.(12)	276,316	(13)	276,316	0	—
O-CAP Partners, L.P.(14)	381,579	(15)	381,579	0	—
Hedgehog Capital LLC(16)	1,000,000	(17)	1,000,000	0	—
Encompass Capital Master Fund L.P.(18)	6,575593	(19)	4,500,000	2,075,593	2.04%
Ron Valk(20)	75,000	(21)	75,000	0	—
Tenor Opportunity Master Fund, Ltd.(22)	168,750	(23)	168,750	0	—
Aria Opportunity Fund, Ltd.(24)	56,250	(25)	56,250	0	—
Hudson Bay Master Fund Ltd.(26)	500,000	(27)	500,000	0	—
Daniel Valk(28)	75,000	(29)	75,000	0	—
ZLP Master Opportunity Fund, Ltd.(30)	1,425,000	(31)	1,425,000	0	—
ZLP Fund, LP(32)	75,000	(33)	75,000	0	—
Dan Vigdor(34)	100,000	(35)	100,000	0	—
Permal Talara Ltd.(36)	421,053	(37)	421,053	0	—
Blackwell Partners, LLC(38)	565,789	(39)	565,789	0	—
Talara Master Fund, Ltd.(40)	328,947	(41)	328,947	0	—
Capital Ventures International(42)	1,578,947	(43)	1,578,947	0	—

*
Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)
Throughout this prospectus, when we refer to the "selling stockholders," we mean the persons listed in the table above, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling stockholders' interests, and when we refer to the shares of our common stock being offered by this prospectus on behalf of the selling stockholders, we are referring collectively to (a) the 26,315,789 shares of our common stock issuable upon the exercise of the warrants issued in the private placement described in our Current Report on Form 8-K dated February 22, 2012, and (b) 8,335,000 shares of common stock acquired by selling stockholders from certain of our founding principals through private transactions, as further described in our Current Report on Form 8-K dated February 22, 2012, unless otherwise indicated.

(2)
We have been advised that MSD Energy Partners, L.P. is the sole member of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSDC ZEC Investments, LLC. MSDC Management, L.P. is the investment manager of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSD Energy Partners, L.P. MSDC Management, L.P. is the sole manager of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSDC ZEC Investments, LLC. MSDC Management (GP), LLC is the general partner of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSDC Management, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSDC Management (GP), LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the securities beneficially owned by MSDC Management (GP), LLC. Each of Mr. Fuhrman, Mr. Phelan and Mr. Lisker disclaim beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities. The address for each of Mr. Fuhrman, Mr. Phelan, Mr. Lisker, MSDC Management (GP), LLC, MSD Energy Partners, L.P., MSDC Management, L.P. and MSDC ZEC Investments, LLC is 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(3)
Includes 10,526,316 shares of common stock issuable upon the exercise of warrants.

(4)
We have been advised that Senator Investment Group LP, a Delaware limited partnership, is the investment adviser to Senator Sidecar Master Fund LP and, as such, Senator Investment Group LP has voting and dispositive power over the ordinary shares held by Senator Sidecar Master Fund LP. Alexander Klabin and Douglas Silverman are the Co-Chief Executive Officers of Senator Investment Group LP and may be deemed to have voting and dispositive power over the ordinary shares held by Senator Sidecar Master Fund LP. Each of Mr. Klabin and Mr. Silverman expressly disclaims beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities. The address for each of Mr. Klabin, Mr. Silverman, Senator Investment Group LP and Senator Sidecar Master Fund LP is 510 Madison Avenue, 28th Floor, New York, NY 10022.

(5)
Includes 11,842,105 shares of common stock issuable upon the exercise of warrants.

(6)
We have been advised that, by virtue of an investment management agreement with Clinton Magnolia Master Fund Ltd., Clinton Group Inc. has the power to vote or direct the voting and to dispose or direct the disposition of all shares beneficially owned by Clinton Magnolia Master Fund Ltd. By virtue of his direct and indirect control of Clinton Group Inc. and Clinton Magnolia Master Fund Ltd, George E. Hall is deemed to have shared voting power and shared dispositive power with respect to all shares as to which Clinton Group Inc. and Clinton Magnolia Master Fund Ltd. have voting or dispositive power. Mr. Hall expressly disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest in such securities. The address for each of Mr. Hall, Clinton Group, Inc. and Clinton Magnolia Master Fund, Ltd. is 9 West 57th Street, 26th Floor, New York, New York 10019.

(7)
Includes 394,700 shares of common stock acquired on the open market, which shares are not the subject of this registration statement, and 160,000 shares of common stock acquired in private transactions.

(8)
We have been advised that each of David S. Winter and David J. Millstone is a member of Winmill Investments LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the securities beneficially owned by Winmill Investments LLC. The address for each of Mr. Winter, Mr. Millstone and Winmill Investments LLC is 9 West 57th Street, 30th Floor, New York, NY 10019.

(9)
Includes 394,737 shares of common stock issuable upon the exercise of warrants.

(10)
We have been advised that Riverloft Capital GP, LLC, the general partner of Riverloft Capital Master Fund Ltd., has appointed Riverloft Capital Management, LP as its Investment Advisor and Marc Lehmann serves as its Managing Partner. Marc Lehmann disclaims beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities. The address for each of Riverloft Capital GP, LLC, Riverloft Capital Management, LP and Riverloft Capital Master Fund Ltd. is 300 W. 41st Street, Suite 201-A, Miami Beach, FL 33140.

(11)
Includes 90,100 shares of common stock acquired on the open market, which shares are not the subject of this registration statement, and 200,000 shares of common stock acquired in private transactions.

(12)
We have been advised that O-CAP Management, L.P., a Delaware limited partnership, is the Investment Manager to O-CAP Offshore Master Fund, L.P. and, as such, O-CAP Management, L.P. has voting and dispositive power over the ordinary shares held by O-CAP Offshore Master Fund, L.P. Michael E. Olshan and Jared S. Sturdivant are executive officers of O-CAP Management, L.P. and may be deemed to have voting and dispositive power over the ordinary shares held by O-CAP Offshore Master Fund, L.P. Each of Mr. Olshan and Mr. Sturdivant expressly disclaims beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities. The address for each of Mr. Olshan, Mr. Sturdivant, O-CAP Management, L.P. and O-CAP Offshore Master Fund, L.P. is 712 Fifth Avenue, 26th Floor, New York, NY 10019.

(13)
Includes 276,316 shares of common stock issuable upon the exercise of warrants.

(14)
We have been advised that O-CAP Management, L.P., a Delaware limited partnership, is the Investment Manager to O-CAP Partners, L.P. and, as such, O-CAP Management, L.P. has voting and dispositive power over the ordinary shares held by O-CAP Partners, L.P. Michael E. Olshan and Jared S. Sturdivant are executive officers of O-CAP Management, L.P. and may be deemed to have voting and dispositive power over the ordinary shares held by O-CAP Partners, L.P. Each of Mr. Olshan and Mr. Sturdivant expressly disclaims beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities. The address for each of Mr. Olshan, Mr. Sturdivant, O-CAP Management, L.P. and O-CAP Partners, L.P. is 712 Fifth Avenue, 26th Floor, New York, NY 10019.

(15)
Includes 381,579 shares of common stock issuable upon the exercise of warrants.

(16)
We have been advised that David T. Lu, who is the managing member of Hedgehog Capital LLC, has sole dispositive and voting power over these shares. Mr. Lu expressly disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest in such securities. The address for each of Mr. Lu and Hedgehog Capital, LLC is 1117 E. Putnam Avenue, #320, Riverside, Connecticut 06878.

(17)
Includes 1,000,000 shares of common stock acquired in private transactions.

(18)
We have been advised that Encompass Capital Partners LLC is the general partner of Encompass Capital Master Fund, L.P. The managing member of Encompass Capital Partners LLC is Mr. Todd Kantor, who may be deemed to exercise voting and investment control of the shares held by Encompass Capital Master Fund, L.P. Through his control of Encompass Capital Partners LLC,

  Mr. Kantor may be deemed to be the beneficial owner of the shares held by Encompass Capital Master Fund, L.P. Mr. Kantor expressly disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest in such securities. The business address of each of Mr. Kantor, Encompass Capital Partners LLC and Encompass Capital Master Fund, L.P. is 200 Park Avenue, 11th Floor, New York, NY 10166.

(19)
Includes 858,035 shares of common stock acquired on the open market, which shares are not the subject of this registration statement, and 4,500,000 shares of common stock acquired in private transactions.

(20)
The address for Mr. Valk is 50 Eastbourne Drive, Chesnut Ridge, NY 10977.

(21)
Includes 75,000 shares of common stock acquired in private transactions.

(22)
We have been advised that Tenor Capital Management Company, L.P. is the investment manager of Tenor Opportunity Master Fund, Ltd. and, as such, Tenor Capital Management Company, L.P. has voting and investment power over the securities held by Tenor Opportunity Master Fund, Ltd. Robin Shah is the Managing Member of Tenor Management GP, LLC, which is the general partner of Tenor Capital Management Company, L.P. Robin Shah expressly disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest in such securities. The address for each of Mr. Shah, Tenor Capital Management Company, L.P. and Tenor Opportunity Master Fund, Ltd. is 1180 Avenue of the Americas, Suite 1940, New York, New York 10036.

(23)
Includes 168,750 shares of common stock acquired in private transactions.

(24)
We have been advised that Tenor Capital Management Company, L.P. is the investment manager of Aria Opportunity Fund, Ltd. and, as such, Tenor Capital Management Company, L.P. has voting and investment power over the securities held by Aria Opportunity Fund, Ltd. Robin Shah is the Managing Member of Tenor Management GP, LLC, which is the general partner of Tenor Capital Management Company, L.P. Robin Shah expressly disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest in such securities. The address for each of Mr. Shah, Tenor Capital Management Company, L.P. and Aria Opportunity Fund, Ltd. is 1180 Avenue of the Americas, Suite 1940, New York, New York 10036.

(25)
Includes 56,250 shares of common stock acquired in private transactions.

(26)
We have been advised that Hudson Bay Capital Management LP is the investment manager of Hudson Bay Master Fund Ltd. and, as such, Hudson Bay Capital Management LP has voting and investment power over the securities held by Hudson bay Master Fund Ltd. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber expressly disclaims beneficial ownership over such securities. The address for Mr. Gerber and Hudson Bay Capital Management LP is 777 Third Avenue, 30th Floor, New York, NY 10017, and the address for Hudson Bay Master Fund Ltd. is c/o Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, Georgetown, Grand Cayman, Cayman Islands.

(27)
Includes 500,000 shares of common stock acquired in private transactions.

(28)
The address for Mr. Valk is 3302 NE 166th Street, North Miami Beach, FL 33160.

(29)
Includes 75,000 shares of common stock acquired in private transactions.

(30)
We have been advised that Zimmer Lucas Capital, LLC is the investment manager of ZLP Master Opportunity Fund, Ltd. and, as such, may be deemed to be the beneficial owner of all of the shares owned of record by either ZLP Master Opportunity Fund, Ltd. Mr. Stuart Zimmer and Mr. Craig Lucas are managing members of Zimmer Lucas Capital, LLC and, as such, have the power to vote and dispose of the common shares being registered on behalf of ZLP Master

  Opportunity Fund, Ltd. Each of Mr. Zimmer, Mr. Lucas, and Zimmer Lucas Capital, LLC expressly disclaims beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities. The address of each of Mr. Zimmer, Mr. Lucas, and ZLP Master Opportunity Fund, Ltd. is 45 Broadway, 28th Floor, New York, New York 10006.

(31)
Includes 1,425,000 shares of common stock acquired in private transactions.

(32)
We have been advised that Zimmer Lucas Capital, LLC is the investment manager of ZLP Fund, LP. and, as such, may be deemed to be the beneficial owner of all of the shares owned of record by ZLP Fund, LP. Mr. Stuart Zimmer and Mr. Craig Lucas are managing members of Zimmer Lucas Capital, LLC and, as such, have the power to vote and dispose of the common shares being registered on behalf of ZLP Fund, LP. Each of Mr. Zimmer, Mr. Lucas, and Zimmer Lucas Capital, LLC expressly disclaims beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities. The address of each of Mr. Zimmer, Mr. Lucas and ZLP Fund, LP is 45 Broadway, 28th Floor, New York, New York 10006.

(33)
Includes 75,000 shares of common stock acquired in private transactions.

(34)
The address for Mr. Vigdor is 1481 Tagus Avenue, Coral Gables, FL 33156.

(35)
Includes 100,000 shares of common stock acquired in private transactions.

(36)
We have been advised that Talara Capital Management, LLC is the investment manager to certain funds and accounts and, as such, Talara Capital Management, LLC has voting or dispositive power over all shares beneficially owned by such funds and accounts. David Zusman, in his capacity as the managing member of Talara Capital Management, LLC is deemed to have beneficial ownership of all such shares. However, Mr. Zusman expressly disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest in such securities. The address for each of Mr. Zusman and Talara Capital Management, LLC is 900 Third Avenue, New York, New York 10022.

(37)
Includes 421,053 shares of common stock issuable upon the exercise of warrants.

(38)
We have been advised that Talara Capital Management, LLC is the investment manager to certain funds and accounts and, as such, Talara Capital Management, LLC has voting or dispositive power over all shares beneficially owned by such funds and accounts. David Zusman, in his capacity as the managing member of Talara Capital Management, LLC is deemed to have beneficial ownership of all such shares. However, Mr. Zusman expressly disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest in such securities. The address for each of Mr. Zusman and Talara Capital Management, LLC is 900 Third Avenue, New York, New York 10022.

(39)
Includes 565,789 shares of common stock issuable upon the exercise of warrants.

(40)
We have been advised that Talara Capital Management, LLC is the investment manager to certain funds and accounts and, as such, Talara Capital Management, LLC has voting or dispositive power over all shares beneficially owned by such funds and accounts. David Zusman, in his capacity as the managing member of Talara Capital Management, LLC is deemed to have beneficial ownership of all such shares. However, Mr. Zusman expressly disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest in such securities. The address for each of Mr. Zusman and Talara Capital Management, LLC is 900 Third Avenue, New York, New York 10022.

(41)
Includes 328,947 shares of common stock issuable upon the exercise of warrants.

(42)
We have been advised that Heights Capital Management, Inc. is the investment manager to Capital Ventures International and, as such, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by Capital Ventures International. Mr. Kobinger expressly disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest in such securities. The address for each of Mr. Kobinger and Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, California 94111, and the address for Capital Ventures International is One Capitol Place, P.O. Box 1787 GT, Grand Cayman, Cayman Islands, British West Indies. Capital Ventures International is affiliated with one or more FINRA members, none of which is currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.

(43)
Includes 1,578,947 shares of common stock issuable upon the exercise of warrants.

PLAN OF DISTRIBUTION

        The shares of common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in:

  •
  transactions in the over-the-counter market, the NASDAQ Capital Market, or on one or more exchanges on which the securities may be listed or quoted at the time of sale;

  •
  negotiated transactions;

  •
  transactions otherwise than on the NASDAQ Capital Market or stock exchanges;

  •
  underwritten offerings;

  •
  distributions to equity security holders, partners or other stockholders of the selling stockholders;

  •
  through the writing of options, whether such options are listed on an options exchange or otherwise; or

  •
  through a combination of these methods of sale.

        The selling stockholders may sell the shares of our common stock at:

  •
  fixed prices which may be changed;

  •
  market prices prevailing at the time of sale;

  •
  prices related to prevailing market prices;

  •
  negotiated prices; or

  •
  any other method permitted by law.

        In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell those shares. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealer or agent participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealer or agent, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Direct Sales, Agents, Dealers and Underwriters

        The selling stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

  •
  directly to purchasers; or

  •
  to or through agents, dealers or underwriters designated from time to time.

        Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

Regulation M

        The selling stockholders and any other persons participating in the sale or distribution of the shares are subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Supplements

        To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

State Securities Law

        Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses, Indemnification

        We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

        In the event of a material change in the plan of distribution disclosed in this prospectus, the selling stockholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

LEGAL MATTERS

        The validity of the shares of common stock offered in this prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

        The balance sheet of ZaZa Energy Corporation appearing in ZaZa Energy Corporation's Annual Report (Form 10-K) for the year ended December 31, 2011 has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein (which contains an explanatory paragraph describing conditions that raise substantial doubt about ZaZa Energy Corporation's ability to continue as a going concern as described in Note 1 to the financial statements), and incorporated herein by reference. Such financial statement is incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of ZaZa Energy, LLC appearing in ZaZa Energy Corporation's Annual Report (Form 10-K) for the year ended December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein (which contains an explanatory paragraph describing conditions that raise substantial doubt about ZaZa Energy, LLC's ability to continue as a going concern as described in Note 1 to the financial statements), and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Toreador Resources Corporation appearing in ZaZa Energy Corporation's Annual Report (Form 10-K) for the year ended December 31, 2011 have been audited by Ernst & Young Audit, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered. The selling stockholders will pay all brokerage commissions, underwriting discounts and commissions, transfer taxes and other similar selling expenses, if any, associated with their sales of the shares. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$13,084.38
Printing expenses	7,500
Transfer agent and registrar fees	5,000
Accounting fees and expenses	65,000
Legal fees and expenses	20,000

Total	$110,584.38

Item 14.    Indemnification of Directors and Officers.

        Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

        Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with Section 102(b)(7) of the DGCL, our Restated Certificate of Incorporation contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to the limitations of Section 102(b)(7).

        We indemnify and hold harmless all past and present directors and officers of Toreador and ZaZa and their respective subsidiaries, and advance to such persons their legal and other expenses, subject to an undertaking by such person to reimburse ZaZa all advanced amounts in the event of a final non-appealable determination by a court that such person was not entitled to such advancement. In addition, we have entered into indemnity agreements with our present directors and certain of our executive officers. The indemnity agreements will supplement existing indemnification provisions in our Restated Certificate of Incorporation and Amended and Restated Bylaws, and generally provide for the indemnification of all liabilities, costs and expenses incurred by our directors and executive officers in connection with the performance of their duties for ZaZa, subject to certain customary exclusions. The indemnity agreements also provide for the reimbursement of expenses any such person incurs as a witness in connection with a proceeding involving ZaZa and the advancement of expenses during any proceeding prior to a final resolution as long as such person agrees to return such funds if it is determined that they were not entitled to indemnification under the indemnity agreements. The indemnity agreements also establish customary procedures to determine whether a person is entitled to indemnification, including by the appointment of an independent counsel to evaluate such person's claim to indemnification.

        We maintain insurance policies that provide coverage to our directors and officers against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

        On February 21, 2012, ZaZa issued the Warrants at an exercise price of $3.15 per share, to MSDC ZEC Investments, LLC, Senator Sidecar Master Fund LP, Winmill Investments LLC, O-CAP Offshore Master Fund, L.P., O-CAP Partners, L.P., Permal Talara Ltd., Blackwell Partners, LLC, Talara Master Fund, Ltd. and Capital Ventures International. The Warrants were issued in reliance upon applicable exemptions from registration under Section 4(2) and Regulation D of the Securities Act. The Warrants represent approximately 20.6% of the outstanding shares of our common stock on an as-converted and fully-diluted basis.

        The Warrants expire in five years and are exercisable at any time after the six month anniversary of the issuance date. The Warrants contain a cashless exercise provision and become exercisable at the option of the holder at any time beginning August 17, 2012. ZaZa can force exercise of the Warrants at any time beginning February 21, 2015 if the daily VWAP of our common stock is, at the time of such conversion, greater than or equal to $10.00 per share for the prior 45 consecutive trading day period. The Warrants expire at 5:00 p.m., Central time, on February 21, 2017. The exercise price of the Warrants is $3.15 per share, subject to certain anti-dilution protections, including, but not limited to, stock splits and stock dividends, and below strike price or below market price issuances. The Warrants also prohibit the payment of cash dividends for so long as the Warrants remain outstanding. In addition, until January 21, 2017, a holder of Warrants will not be entitled to receive shares of our common stock upon exercise of such warrants to the extent that such receipt would result in the holder becoming a "beneficial owner" (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of a number of shares of our common stock exceeding a maximum percentage of the total number of shares of our common stock then outstanding, unless such limitation has been terminated with 61 days' notice from the holder. The maximum percentage of our common stock that a holder of a Warrant may beneficially own is initially 5% but may be increased to 10% for so long as such holder plus any other person with which such holder is considered to be part of a group under Section 13 of the Exchange Act or with which such holder otherwise files reports under Sections 13 or 15 of the Exchange Act beneficially owns in excess of 5% of the then-outstanding shares of our common stock (excluding shares issuable under Warrants or any other convertible security having a similar limitation). Upon the occurrence of a fundamental change as set forth in the Warrants, ZaZa will make an offer to repurchase all Warrants at the option value of the Warrant using Black-Scholes calculation methods and making certain assumptions described in the Black-Scholes methodology as set forth in the Warrants. The Purchasers entered into lock-up agreements with respect to sales (including hedging) of the Warrants for a period of 180 days from the date of the SPA.

Item 16.    Exhibits and Financial Statement Schedules.

        The exhibits listed on the Exhibit Index to this registration statement are hereby incorporated by reference.

Item 17.    Undertakings.

        A.    The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 21, 2012.

ZAZA ENERGY CORPORATION
By:	/s/ TODD ALAN BROOKS Todd Alan Brooks President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd Alan Brooks and Ian H. Fay, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on September 21, 2012.

Signature	Title

/s/ TODD ALAN BROOKS Todd Alan Brooks	Director, President and Chief Executive Officer (principal executive officer)
/s/ IAN H. FAY Ian H. Fay	Chief Financial Officer (principal financial officer)
/s/ JENNIFER A. FRISCH Jennifer A. Frisch	Chief Accounting Officer (principal accounting officer)
/s/ TRAVIS H. BURRIS Travis H. Burris	Director

Signature	Title

Bernanrd de Combret	Director
/s/ JOHN E. HEARN, JR. John E. Hearn, Jr.	Director
/s/ GASTON L. KEARBY Gaston L. Kearby	Director
Adam Kroloff	Director
/s/ HERBERT C. WILLIAMSON III Herbert C. Williamson III	Director

EXHIBITS

Number	Exhibit Title
*1.1	Underwriting Agreement.
3.1	Restated Certificate of Incorporation of ZaZa Energy Corporation (incorporated by reference to Exhibit 3.1 of ZaZa Energy Corporation's Current Report on Form 8-K filed February 22, 2012).
3.2	Amended and Restated Bylaws of ZaZa Energy Corporation (incorporated by reference to Exhibit 3.2 of ZaZa Energy Corporation's Current Report on Form 8-K filed February 22, 2012).
4.1
Securities Purchase Agreement, dated as of February 21, 2012, by and among ZaZa Energy Corporation and purchasers thereunder, including MSDC ZEC Investments, LLC and Senator Sidecar Master Fund LP (incorporated by reference to Exhibit 4.5 of ZaZa Energy Corporation's Current Report on Form 8-K filed February 22, 2012).
4.2
Form of Secured Notes issued pursuant to the Securities Purchase Agreement, dated as of February 21, 2012, by and among ZaZa Energy Corporation and purchasers thereunder, including MSDC ZEC Investments, LLC and Senator Sidecar Master Fund LP (incorporated by reference to Exhibit 4.5 of ZaZa Energy Corporation's Current Report on Form 8-K filed February 22, 2012).
4.3
Form of Warrant to Purchase Shares of Common Stock of ZaZa Energy Corporation, dated February 21, 2012 (incorporated by reference to Exhibit 4.5 of ZaZa Energy Corporation's Current Report on Form 8-K filed February 22, 2012).
4.4
Form of Registration Rights Letter, dated February 22, 2012, by and among ZaZa Energy Corporation and certain purchasers (incorporated by reference to Exhibit 4.5 of ZaZa Energy Corporation's Current Report on Form 8-K filed February 22, 2012).
4.5
Amendment and Waiver, dated June 8, 2012, to the Securities Purchase Agreement, dated February 21, 2012, among ZaZa Energy Corporation and the purchasers party thereto (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed September 13, 2012).
4.6
Waiver and Amendment No. 2, dated July 25, 2012, to the Securities Purchase Agreement, dated February 21, 2012, among ZaZa Energy Corporation and the purchasers party thereto (incorporated by reference to Exhibit 10.7 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed September 13, 2012).
5.1	Opinion of Andrews Kurth LLP regarding legality of the securities being registered by ZaZa Energy Corporation (to be filed by amendment).
10.1
Stockholders' Agreement, dated August 9, 2011, by and among ZaZa Energy Corporation, Blackstone Oil & Gas, LLC, Omega Energy Corp. and Lara Energy, Inc. (incorporated by reference to Exhibit 2.4 to Toreador Resources Corporation's Current Report on Form 8-K filed August 10, 2011).
10.2
Non-Competition Agreement, dated August 9, 2011, between ZaZa Energy Corporation and Todd Alan Brooks (incorporated by reference to Exhibit 10.2 of ZaZa Energy Corporation's Form S-4 (333-177264) filed October 12, 2011).
10.3
Non-Competition Agreement, dated August 9, 2011, between ZaZa Energy Corporation and John E. Hearn, Jr. (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation's Form S-4 (333-177264) filed October 12, 2011).

Number	Exhibit Title
10.4	Non-Competition Agreement, dated August 9, 2011, between ZaZa Energy Corporation and Gaston L. Kearby (incorporated by reference to Exhibit 10.4 of ZaZa Energy Corporation's Form S-4 (333-177264) filed October 12, 2011).
10.5
Form of Subordinated Promissory Note, dated February 21, 2012, issued to Blackstone Oil & Gas, LLC, Omega Energy Corp., Lara Energy, Inc., Todd Alan Brooks, John E. Hearn, Jr., and Gaston L. Kearby (incorporated by reference to Exhibit 4.4 of ZaZa Energy Corporation's Current Report on Form 8-K filed February 22, 2012).
10.6
Revolving Credit Agreement and Revolving Credit Promissory Note, dated September 23, 2011 by and between Texas Champion Bank and ZaZa Energy, LLC (incorporated by reference to Exhibit 10.16 of ZaZa Energy Corporation's Form S-4 (333-177264) filed October 12, 2011).
10.7
Letter Agreement, dated August 9, 2011, by and among Todd Alan Brooks, ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.7 of ZaZa Energy Corporation's Form S-4 (333-177264) filed October 12, 2011).
10.8
Amendment No. 1 to Letter Agreement, dated November 10, 2011, by and among Todd Alan Brooks, ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.17 of ZaZa Energy Corporation's Form S-4 (333-177264) filed on October 12, 2011).
10.9
Letter Agreement, dated August 9, 2011, by and among John E. Hearn, Jr., ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.8 of ZaZa Energy Corporation's Form S-4 (333-177264) filed October 12, 2011).
10.10
Amendment No. 1 to Letter Agreement, dated November 10, 2011, by and among John E. Hearn, Jr., ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.18 of ZaZa Energy Corporation's Form S-4 (333-177264) filed on October 12, 2011).
10.11
Letter Agreement, dated August 9, 2011, by and among Gaston L. Kearby, ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.9 of ZaZa Energy Corporation's Form S-4 (333-177264) filed October 12, 2011).
10.12
Amendment No. 1 to Letter Agreement, dated November 10, 2011, by and among Gaston L. Kearby, ZaZa Energy, LLC and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.19 of ZaZa Energy Corporation's Form S-4 (333-177264) filed on October 12, 2011).
10.13
Investment Agreement, dated May 20, 2010, between Toreador Energy France S.C.S. and Hess Oil France S.A.S. (incorporated by reference to Exhibit 10.1 to Toreador Resources Corporation's Current Report on Form 8-K filed on May 10, 2010).
10.14
Amendment to the Investment Agreement, dated May 18, 2011, between Toreador Energy France S.C.S. and Hess Oil France S.A.S. (incorporated by reference to Exhibit 10.1 to Toreador Resources Corporation's Current Report on Form 8-K filed on May 23, 2011).
10.15
Exploration and Development Agreement, Eagle Ford Shale Area, dated April 28, 2010, by and between Hess Corporation and ZaZa Energy, LLC (incorporated by reference to Exhibit 10.14 of ZaZa Energy Corporation's Form S-4 (333-177264) filed on October 12, 2011).

Number	Exhibit Title
10.16	Exploration and Development Agreement, Hackberry Creek Project Area, dated March 26, 2010, by and between Hess Corporation and ZaZa Energy, LLC (incorporated by reference to Exhibit 10.15 of ZaZa Energy Corporation's Form S-4 (333-177264) filed on October 12, 2011).
10.17
Amended and Restated Management Agreement, dated November 18, 2011, by and between Sequent Petroleum Management, LLC and ZaZa Energy, LLC (incorporated by reference to Exhibit 10.20 of ZaZa Energy Corporation's Form S-4 (333-177264) filed on October 12, 2011).
10.18
Guaranty Agreement, dated as of February 21, 2012, among ZaZa Holdings Inc., ZaZa Energy, LLC and Toreador Resources Corporation in favor of MSDC ZEC Investments, LLC, Senator Sidecar Master Fund LP, the other purchasers of the secured notes and U.S. Bank National Association, as collateral agent (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation's Current Report on Form 8-K filed on February 22, 2012).
10.19
Collateral Agency Agreement, dated as of February 21, 2012, among U.S. Bank National Association, as collateral agent, and MSDC ZEC Investments, LLC, Senator Sidecar Master Fund LP and the other purchasers of secured notes (incorporated by reference to Exhibit 10.19 of ZaZa Energy Corporation's Annual Report on Form 10-K filed on June 14, 2012).
10.20
Subordination Agreement, dated as of February 21, 2012, by and among Blackstone Oil & Gas, LLC, Omega Energy Corp., Lara Energy, Inc., Todd Alan Brooks, John E. Hearn, Jr., and Gaston L. Kearby, U.S. Bank National Association, as collateral agent, the Purchasers of the Notes and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation's Current Report on Form 8-K filed on February 22, 2012).
10.21
Lock-Up Agreement, dated as of February 21, 2012, by and between the Restricted Stockholders (as defined therein) and ZaZa Energy Corporation (incorporated by reference to Exhibit 10.4 of ZaZa Energy Corporation's Current Report on Form 8-K filed on February 22, 2012).
10.22
Form of Indemnity Agreement between ZaZa Energy Corporation and each executive officer and director (incorporated by reference to Exhibit 10.22 of ZaZa Energy Corporation's Annual Report on Form 10-K filed on June 14, 2012)
10.23
Participation Agreement, dated March 28, 2012, by and between ZaZa Energy Corporation and Range Texas Production, LLC, a subsidiary of Range Resources Corporation (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on August 10, 2012).
10.24
Security Agreement, dated as of March 22, 2012, by and among ZaZa Energy Corporation, ZaZa Energy, LLC, ZaZa Holdings, Inc., Toreador Resources Corporation and U.S. Bank National Association (incorporated by reference to Exhibit 10.2 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on August 10, 2012).
10.25
Pledge Agreement, dated as of March 22, 2012, by and among ZaZa Energy Corporation, ZaZa Holdings, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 10.3 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on August 10, 2012).
10.26
Form of Deed of Trust, dated April 10, 2012, between ZaZa Energy LLC and U.S. Bank National Association (incorporated by reference to Exhibit 10.1 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).

Number	Exhibit Title
10.27	Amendment, dated June 8, 2012, to Exploration and Development Agreement Eagleford Shale Area dated April 28, 2010, as amended, between ZaZa Energy Corporation and Hess Corporation (incorporated by reference to Exhibit 10.2 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).
10.28
Amended and Restated Subordination Agreement, dated June 8, 2012, among ZaZa Energy Corporation, the purchasers party to the Securities Purchase Agreement dated February 21, 2012, Todd A. Brooks, John E. Hearn, Jr., Gaston L. Kearby, Omega Energy, LLC, Blackstone Oil & Gas, LLC, and Lara Energy, Inc. (incorporated by reference to Exhibit 10.4 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).
10.29
Texas Division of Assets Agreement, dated July 25, 2012, among ZaZa Energy Corporation, ZaZa Energy, LLC, and Hess Corporation (incorporated by reference to Exhibit 10.5 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).
10.30
Paris Basin Purchase and Sale Agreement, dated July 25, 2012, among ZaZa Energy France S.A.S. (f/k/a Toreador Energy France S.A.S.) and Hess Oil France S.A.S. (incorporated by reference to Exhibit 10.6 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).
10.32
Separation Agreement and General Release, dated July 30, 2012, between ZaZa Energy Corporation and Craig M. McKenzie (incorporated by reference to Exhibit 10.8 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).
10.33
Form of Reimbursement Agreement, dated September 11, 2012, between ZaZa Energy Corporation and each of Blackstone Oil & Gas, LLC, Omega Energy Corp., and Lara Energy, Inc. (incorporated by reference to Exhibit 10.9 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).
10.34
Side Letter dated September 11, 2012 regarding the Subordinated Notes with holders thereof (incorporated by reference to Exhibit 10.10 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).
10.35
Form of Employment dated September 11, 2012 Agreement between ZaZa Energy Corporation and Todd A. Brooks (incorporated by reference to Exhibit 10.12 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).
10.36
Form of Employment dated September 11, 2012 Agreement between ZaZa Energy Corporation and Ian H. Fay (incorporated by reference to Exhibit 10.13 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).
10.37
Form of Employment dated September 11, 2012 Agreement between ZaZa Energy Corporation and John E. Hearn, Jr. (incorporated by reference to Exhibit 10.14 of ZaZa Energy Corporation's Quarterly Report on Form 10-Q filed on September 13, 2012).
21.1	Subsidiaries of ZaZa Energy Corporation (incorporated by reference to Exhibit 21.1 of ZaZa Energy Corporation's Annual Report on Form 10-K filed June 14, 2012).
**23.1	Consent of Ernst & Young LLP.
**23.2	Consent of Ernst & Young Audit.
**23.3	Consent of Gaffney, Cline & Associates Limited.
**23.4	Consent of Rex D. Morris.

Number	Exhibit Title
23.5	Consent of Andrews Kurth LLP (included in the opinion to be filed by amendment as Exhibit 5.1 to this registration statement).
**24.1	Powers of Attorney (included on signature page to the registration statement).

*
If an underwriting agreement is utilized, it will be filed by amendment or as an exhibit to a Current Report on Form 8-K filed at a later date in connection with a specific offering.

**
Filed herewith.